Exhibit 23.1

Consent of Independent Auditor

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-292670) and Form S-8 (Nos. 333-281151, 333-239773 and 333-191693) of Antero Resources Corporation of our report dated April 3, 2026, relating to the consolidated financial statements of HG Energy II Production Holdings, LLC, which appears in this Form 8-K.

/s/ BDO USA, P.C.

Houston, Texas

April 17, 2026